Exhibit 99.1
                                                                                                                      NEWS RELEASE

RadioShack Names Troy Risch, EVP of Store Operations, and Huey Long, EVP of Strategy and Consumer Insights

FORT WORTH, Texas, December 18, 2012 /PRNewswire/ -- RadioShack Corporation (NYSE: RSH) today announced that Troy Risch has been named executive vice president of operations, and Huey Long has been named executive vice president of strategy and consumer insights. Both will report to Dorvin Lively, interim CEO of RadioShack Corp., starting January 2, 2013.

Mr. Risch’s responsibilities will include store operations and real estate. Mr. Risch is a 19-year veteran of Target Corporation, based in Minneapolis, Min., which operates more than 1,700 stores across the country. Mr. Risch held progressive responsibilities at Target, store manager (1997–2000), district manager (2000-2002), group director (2002-2005), group vice president (2005-2006), and his most recent role, executive vice president of stores (2006-2011). Mr. Risch earned his bachelor’s degrees in business administration and management from North Dakota State University.

Mr. Long responsibilities will include marketing, business development and omnichannel. Mr. Long is a 22-year retail veteran, most recently with Wal-Mart Stores, Inc., based in Bentonville, Ark., which operates more than 10,000 retail units under 69 brands in 27 countries. Mr. Long has held progressive responsibilities with additional companies including merchandise manager and national buyer at Circuit City (1993-2001), chief operating officer at AB&T Sales, Marketing and Telecom (2001-2005), president at Premier Resources International (2001-2008), director of global merchandising at Amazon (2008-2010) and his most recent role as global officer senior vice president, general merchandise manager at Sam’s Club (2010-2012). Mr. Long earned his bachelor’s degree in psychology from the University of Tennessee. He also serves on the advisory boards for Children’s Miracle Network and Girls of Promise.

"I’m excited to announce the addition of this best-in-class talent to the RadioShack team," Mr. Lively said. "Troy brings a depth of retail experience and success from the breadth of his previous operations roles, and Huey brings his vast expertise and knowledge in retail. These are two key roles that will influence the company’s strategy, execution and future success. I look forward to working together to drive our business forward.”

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally. RadioShack's retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

SOURCE RadioShack Corporation

Analysts and Investors, Bruce Bishop, +1-817-415-3400, Bruce.Bishop@RadioShack.com
Media, Media Relations, +1-817-415-3300, Media.Relations@RadioShack.com

2